Exhibit 99

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030
SANDERSON FARMS EXPANDS STOCK REPURCHASE
PROGRAM TO 1,000,000 SHARES
LAUREL, Mississippi (October 22, 2009) — Sanderson Farms, Inc. (NASDAQ:SAFM) today announced that its Board of Directors expanded its stock repurchase program to 1 million shares. The Company’s Board of Directors previously authorized the repurchase of up to 225,000 shares in April 2008. Under the stock repurchase program, shares may be purchased from time to time at prevailing prices in open market transactions or in negotiated purchases, subject to market conditions, share price and other considerations. Sanderson Farms currently has approximately 20.3 million shares of common stock outstanding.
     “The expansion of our stock repurchase program highlights the Board’s confidence in the future of Sanderson Farms,” stated Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms. “We plan to use our expanded stock repurchase program to offset shares issued through our equity compensation programs. We believe this program represents a good use of corporate funds while minimizing potential dilution related to our equity compensation programs.”
     The Company has repurchased approximately 13,000 shares under the previously authorized stock repurchase program. The newly authorized program will provide Sanderson Farms with the capacity to purchase approximately 987,000 shares. The stock repurchase program is authorized until April 24, 2012.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2008 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “General” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s third quarter ended July 31, 2009.
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